UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 8, 2007
Jefferies Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Ave., 12th Floor, New York, New York	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Mr. Peregrine C. de M. Broadbent
On October 11, 2007, we announced the appointment of Peregrine C. de M. Broadbent to the positions of Executive Vice President and Chief Financial Officer of Jefferies Group, Inc. and Jefferies & Company, Inc. Mr. Broadbent will also serve as our principal accounting officer. It is expected that Mr. Broadbent will commence serving in his new roles during the quarter. A copy of the press release announcing the appointment is attached hereto as exhibit 99 and is incorporated herein by reference.
Mr. Broadbent, 43, has been Managing Director, Head of Institutional Controllers (Fixed Income, Equity and Investment Banking) of Morgan Stanley since November 2003 and was Morgan Stanley’s Managing Director, Head of Fixed Income Infrastructure (Operations and Controllers) from March 2002 through November 2003.
Mr. Broadbent’s employment agreement with us covers the period through December 31, 2008 and provides for an annual salary of $1,000,000 and a bonus of $1,300,000 for calendar year 2007 and a bonus range of $2,000,000 to $2,750,000 for calendar year 2008 (35% payable in restricted stock units, vesting 20% on each anniversary of the date of grant). Upon commencement of employment, Mr. Broadbent will also be granted $6,350,000 of restricted stock units, vesting 20% on each anniversary of the date of grant.

Item 9.01.	Financial Statements and Exhibits
     The following exhibit is filed with this report:

Number	Exhibit
99	October 11, 2007 press release.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group, Inc.
Date: October 11, 2007	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99	October 11, 2007 press release.